Exhibit (b)(1)


                       BAYERISCHE LANDESBANK GIROZENTRALE
                                  PARIS BRANCH
                                     Lender


                                  VIVENDI S.A.
                                    Borrower





                                CREDIT AGREEMENT







                                   FRESHFIELDS


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                                TABLE OF CONTENTS


ARTICLES                                                           PAGES

Article 1 - Definitions                                                2
Article 2 - Amount of the Loan                                         7
Article 3 - Purpose of the Loan                                        7
Article 4 - Term of the Loan                                           7
Article 5 - Availability of the Funds                                  8
Article 6 - Repayment                                                  8
Article 7 - Interest                                                   9
Article 8 - Payments                                                   9
Article 9 - Borrower's Commitments                                    10
Article 10 - Borrower's Declarations and Guarantees                   13
Article 11 - Early Payability                                         15
Article 12 - Late Penalties, Reimbursement of Costs,                  16
             Compound Interest
Article 13 - New Circumstances                                        16
Article 14 - Transfer                                                 18
Article 15 - Divisibility                                             18
Article 16 - Prior Conditions                                         18
Article 17 - Exercise of Rights                                       19
Article 18 - Taxes, duties and costs                                  19
Article 19 - Notifications                                            19
Article 20 - Applicable law, Jurisdiction                             20
Appendix 1 - Model Draw Notification                                  22
Appendix 2 - Model letter to notify APR                               23
Appendix 3 - Model Notification of Change in Interest Period          24


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CREDIT AGREEMENT

BETWEEN THE UNDERSIGNED

VIVENDI S.A., a French societe anonyme, registered in the Register of Commerce and Companies of Paris under number 780 129 961, with registered offices at 42, avenue de Friedland, 75008 Paris, represented by Mr. [____________], duly authorized for the purposes herein (the Borrower);

AND

BAYERISCHE LANDESBANK GIROZENTRALE, a credit institution subject to German law, with registered offices at 20, Brienner Strasse, 80333 Munich, Germany, acting for the purposes of this Agreement through its French branch, registered in the Paris Register of Commerce and Companies under number 351 681 374 and located at 203, rue du Faubourg Saint-Honore, 75008 Paris, and represented by Messrs. Jean-Louis Gleizes, Managing Director, and Jean-Michel Pezard, Assistant Managing Director, duly authorized for the purposes herein (the Lender).

WHEREAS:

(A) The Vivendi Group (as defined hereinafter) plans to purchase all the Shares (as this term is defined hereinafter) of the Target (as this term is defined hereinafter) for an initial total price of USD 6,200,000,000 (six billion two hundred million U.S. dollars), and it is specified that:

      (a) for the purposes of the Acquisition (as this term is defined hereinafter), the Vivendi Group intends to use a holding company subject to U.S. law, Vivendi North America Operations, Inc., in which the Borrower holds 100% of the capital and voting rights, and its newly formed, wholly owned subsidiary, Eau Acquisition Corp. (the New Co.), intended to purchase and hold the Shares in the Target; and

      (b) the Acquisition and the payment of the purchase price for the Shares in the Target should be completed on or after April 27, 1999.

(B) In order to allow the Vivendi Group to complete the Acquisition, the Lender is disposed to grant to the Borrower under this Agreement a bridge loan for a maximum term between the Draw Date and the Due Date (as these terms are defined hereinafter), and it is specified that the Loan (as defined hereinafter) must be refinanced by equity capital (capital increases, issue (i) of financial instruments that give the right, through conversion, exchange, redemption, or presentation of a warrant, to the allocation of financial instruments representing a share in the capital of the Borrower; or (ii) of other instruments classified as equity capital or quasi equity capital) at the Borrower's initiative no later than the Due Date.


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NOW, THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:

ARTICLE 1 - DEFINITIONS

1.1 For the purposes of this Agreement, the terms hereinafter shall have the following meanings unless the context requires otherwise, or they are defined differently:

Shares refers to the securities representing a share of the capital stock of the company that issues them and the attached voting rights;

Acquisition means the acquisition by NewCo of all or part of the common Shares of the Target through a tender offer made in accordance with American law;

Arrears means any amount in capital, interest, commissions, costs or fees payable (i) on a Payment Date and not paid by the Borrower on said Date or (ii) upon the occurrence of any Case of Early Payability;

Draw Notification refers to a notification of draw delivered to the Lender by the Borrower and prepared in accordance with the model provided in Appendix 1;

Reference Banks refers to the principal agency in Paris of the Banque Nationale de Paris, the Credit Agricole-Indosuez, the Credit Commercial de France, the Credit Lyonnais, Paribas, or any other credit institution proposed by the Lender and accepted by the Borrower (who may not refuse without a legitimate and serious reason) in the event that one of the reference banks can no longer act as such or refuses to do so;

TARGET Schedule refers to the schedule for the transactions completed in Euros on an organized interbank market by the European Banking Federation (FBE) in accordance with Article 109 L of the treaty regarding the European Union.

Case of Early Payability refers to any one of the events cited in Article 11;

Target refers to United States Filter Corporation, a Delaware company subject to U.S. law, the Shares of which are traded on the New York Stock Exchange, with its headquarters at 40-004 Cook Street, Palm Desert CA 92211, United States;

Counter-value means the amount (rounded down, if applicable, to the next unit) expressed in an exchange currency for an amount expressed in another currency as determined by the Lender on the basis of the exchange rate of the first currency in relation to the second currency communicated at about 4:30 p.m. (Paris time) by the Banque de France and distributed through the Reuter's network or, if not distributed by this network, through the Telerate network on the Business Day preceding the day on which this must be determined. In the event that, for any reason whatsoever, the rate of the first currency compared to the second currency is not communicated by the Banque de France, the Lender shall determine the counter-value in the first currency on the basis of the arithmetic average of the buy and sell prices of the two currencies concerned offered to the Lender by at least three of the Reference Banks at approximately 5:00 p.m. (Paris time);


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Loan means, at any time, all principal amounts that are drawn and not yet repaid;

Due Date means October 29, 1999;

Payment Date means a Payment Date for Interest and/or the Payment Date of the Principal;

Payment Date of the Principal means, for each Draw, the last Interest Payment Date immediately preceding the Due Date;

Interest Payment Date means the last Business Day of any Interest Period;

Draw Date means the date cited in any Notification of Draw delivered to the Lender by the Borrower to obtain the corresponding funds from the Lender; it is specified that, in any event, no Draw Date may be prior to April 27, 1999 or after September 29, 1999;

Acquisition Documents refers to the Offer to Purchase and all documents related to the Acquisition that have been filed with the Securities Exchange Commission;

Eonia (European overnight index average) means:

(a) the average of the overnight transaction rates on the interbank market in Euros calculated by the European System of Central Banks, weighted by the amount of the transactions processed, distributed on the Telerate screen on page 247 (or on any other page or screen that replaces this screen for this purpose) under the aegis of the Banking Federation of the European Union (FBE) at 7:00 p.m. (Brussels time) on the Business Day (in Brussels) on which deposits in Euros are offered on the European interbank market; or

(b) in the event that, for a given Business Day (in Brussels), the average cited in paragraph (a) hereinabove is not distributed, the average overnight rate determined by the Lender, equal to the arithmetic average (corrected for extremes), rounded up to the next 1/16th, of the rates communicated to it by at least three of the Reference Banks that these banks use on the interbank market in Paris at 11:00 a.m. (Paris time), on said given Business Day;

EUR refers to the Euro, the single European currency that is legal tender in the territory of the French Republic;

Euribor (European interbank offered rate) means:

(a) for any Interest Period, the annual rate applicable to said Interest Period and distributed on the Telerate screen on page 248 (or on any other page or screen that may replace this screen for this purpose) under the aegis of the Banking Federation of the European Union (FBE) at 11:00 a.m. (Brussels time) two Business Days (in Brussels) before the first day of said Interest Period at which deposits in Euros are offered on the European interbank market for a period equal to that of the Interest Period in question; or


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(b)   in the event that, for a given Interest Period, the rate cited in paragraph (a) hereinabove is not distributed, the annual rate determined by the Lender, equal to the arithmetic average (corrected for extremes), rounded up to the next 1/16th, if necessary, of the rates communicated to the Lender by at least three of the Reference Banks at which these banks offers deposits in Euros for a period equal to that of the Interest Period in question to leading banks on the Paris interbank market, at 11:00 (Paris time) two Business Days (in Paris) before the first day of said Period;

Federal Fund means:

(a) the overnight "USD-Federal Fund" rate distributed on the Telerate screen on page 120 or, if not distributed here, in the bulletin H.15 Daily Update (update of H.15(519) published by the Federal Reserve System Board of Governors), at 6:00 p.m. (New York time) on a given Business Day; or

(b)   in the event that, for a given Business Day, the rate cited in paragraph
      (a) hereinabove is not distributed, the overnight rate determined by the Lender, equal to the arithmetic average (corrected for extremes), rounded up to the next 1/16th, if applicable, of the rates that have been communicated to the Lender at 11:00 a.m. (New York time) on said Business Day (in Paris) by the Reference Dealers;

FRF refers to a subdivision of the Euro;

Vivendi Group refers to:

(a) prior to the Acquisition, the group composed of the (i) Borrower, (ii) the American companies Vivendi North America Operations, Inc. and NewCo; and
      (ii) French companies in which Vivendi holds more than two-thirds of the capital and voting rights; and

(b) after the Acquisition, the companies described in paragraph (a) hereinabove, plus the Target;

Index means the Reference Index and the Late Index;

Reference Index refers to:

(a)   the Euribor for any Draw made in Euros; and
(b)   the Libor for any Draw made in USD;

Late Index means:

(a)   the Eonia for any sum denominated in Euros; and
(b)   the Federal Fund for any sum denominated in USD;


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Interest means, for a given Draw, the amount of the interest owed by the
Borrower for any Interest Period and equal to the product of the following:

(a)   the corresponding Interest Rate, and
(b)   the corresponding Amount Drawn

on the basis of:

(i)   the exact number of days elapsed during the related Interest Period
(ii)  in relation to a 360-day year;

Business Day means, except where stipulated otherwise:

(a) with respect to any payment denominated in USD, any day (full) on which the credit institutions are open in Paris, New York, and London for the purpose of completing banking transactions and on which transactions on the interbank market are performed; and

(b) with respect to any payment denominated in Euros, any business day of the TARGET Schedule;

Libor means:

(a) for any Interest Period, the annual rate applicable to said Interest Period as distributed on the Telerate screen (page 3750) under the aegis of the British Bankers Association at 11:00 a.m. (London time) two Business Days (in London) before the first day of said Period at which deposits in USD are offered on the London international interbank market for a period equal to that of the Interest Period in question; or

(b) in the event that, for a given Interest Period, the rate cited in paragraph (a) hereinabove is not distributed, the annual rate determined by the Lender, equal to the arithmetic average (corrected for extremes), rounded up to the next 1/16th, if applicable, of the rates communicated to the Lender by at least three of the Reference Banks at which these banks offer deposits in USD for a period equal to the Interest Period in question to leading banks on the London interbank market, at 11:00 a.m. (London time) two Business Days before the first day of said Period;

Margin means 0.08% (eight hundredths of one percent) per year;

Maximum Amount means the maximum amount in principal of the Loan, which is the sum of FRF 13,200,000,000 (thirteen billion two hundred million French francs) or its counter-value in USD;

Amount Drawn means the fraction of the Maximum Amount that is drawn on one or more occasions;

Interest Period means any period of one, two or three months, at the Borrower's choice, starting on a Draw Date and ending on the last day of said period (not included), at the end of which payment of the Interest owed by the Borrower is due for the corresponding Draw; it is specified that if the last day of the Interest Period is not a Business Day, said Interest Period shall end the


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following Business Day, except if this results in a carry over to the next calendar month, in which case said Interest Period shall end on the preceding Business Day. The Borrower must indicate its choice for:

(a) the initial Interest Period for a Draw in the Draw Notification, the model for which is provided in Appendix 1; and

(b) subsequent Interest Periods for each of the corresponding Draws, at least 5 Business Days before the end of the corresponding current Interest Period through a notification following the model provided in Appendix 3;

Redeployment of Funds means, in the event of early repayment (partial or total) of the Loan, for any reason whatsoever, notably pursuant to Articles 6.2, 11 and 13, on a date that is not an Interest Payment Date, or in the case of the revocation of a Draw, the total amount of the sums intended to indemnify the Lender for any losses, costs and expenses of any kind paid by the Lender as a result of said repayment (including, in particular, and not limited to, all losses and all costs paid by the Lender for the liquidation or the re-use of the deposits that it acquired to finance the Loan), which the Borrower must pay to the Lender at its first request upon presentation of the appropriate supporting documents;

Reference Dealers means three major brokers in USD-Federal Funds transactions on the New York City market proposed by the Lender and accepted by the Borrower (which may not refuse without a legitimate and serious reason);

Interest Rate means the annual interest rate applicable to the Loan, which is equal to the sum of:

(a) The Reference Index applicable to each Draw for each corresponding Interest Period; and

(b)   The Margin;

Late Penalty Rate means the annual interest rate equal to the sum of:

(a)   The applicable Late Index;
(b)   The Margin; and
(c)   2% (two percent)

applicable to any arrears for a Draw; it is specified that the late penalty is:

(i) calculated daily from the Payment Date (included) for said Draw, or the date of payability (in the event a Case of Early Payability occurs) in question, until the actual payment date (excluded) of the Arrears by the Borrower; and

(ii)  in relation to a 360-day year;


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APR or annualized percentage rate means the annual rate proportional to the period rate, at maturity and expressed as a percentage of monetary units, calculated actuarially, ensuring, according to the method of compounded interest, equality between the sums loaned and all payments including, in accordance with the provisions of Articles L 313-1 and following of the Consumer Code, in addition to interest, the direct or indirect costs, commissions or remuneration of any kind owed by the Borrower for the Loan.

Draw refers to the use by the Borrower of the Loan through a Draw Notification in accordance with the provisions of Article 5; it is specified that:

(a)   The Loan may be taken in a maximum of five Draws;

(b)   The Amount Drawn may not in any event exceed the Maximum Amount;

(c) The Amount Drawn for each Draw may not in any case be less than EUR 100,000,000 (one hundred million Euros) or its Counter-value in USD; and

(d)   The Loan may be drawn by the Borrower only in EUR or in USD;

USD means the currency that is legal tender in the United States of America.

1.2 The titles and subtitles used in this Agreement shall have no effect on its interpretation.

1.3 Words used in the singular must also be understood with these meanings in the plural and vice-versa; French masculine words are also understood the same way in the feminine and vice-versa.

1.4 The references made herein to Articles or Appendices must be understood to mean references to articles and appendices of this Agreement, unless stipulated otherwise.

ARTICLE 2 - AMOUNT OF THE LOAN

Subject to the stipulations of this Agreement, the Lender grants to the Borrower a loan for a total maximum amount of FRF 13,200,000,000 (thirteen billion, two hundred million French francs) or its Counter-value in USD.

ARTICLE 3 - PURPOSE OF THE LOAN

The purpose of the loan described in Article 2 hereinabove is to allow the Vivendi Group to proceed with the purchase of the Shares of the Target up to a level of 100% of the capital stock of this company.

The Lender shall in no way be required to ensure that the use of the funds by the Borrower conforms to the allocation defined hereinabove, and shall not incur any liability in this respect.

ARTICLE 4 - TERM OF THE LOAN

The Loan is granted until the Due Date on which it must be repaid in full, subject to the occurrence of any Case of Early Payability.


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ARTICLE 5 - AVAILABILITY OF THE FUNDS

5.1   Draws

On or after April 27, 1999, and no later than September 29, 1999, the Loan may be made available to the Borrower in a maximum of five Draws according to the terms and conditions stipulated hereinafter.

5.2   Draw Notification

5.2.1 No later than 9:00 a.m. (Paris time) three Business Days before each Draw Date, the Borrower shall send the Lender a Draw Notification following the model given in Appendix 1. Any Draw Notification must be made for a minimum Amount Drawn of EUR 100,000,000 (one hundred million Euros) or its Counter-value in USD.

5.2.2 Each Draw Notification described in Article 5.2.1 hereinabove shall be deemed an irrevocable commitment from the Borrower to make the Draw on the date and according to the terms and conditions indicated in the Draw Notification.

5.3   Payment of the Funds

5.3.1 Subject to the stipulations of Articles 11 and 16, no later than 11:00 a.m. (Paris time) on each Draw Date, the Lender shall make available to the Borrower the Amount Drawn (in the currency concerned) by transfer to the bank account opened in the name of the Borrower in the books of a French bank and kept in France, the reference information for which shall be indicated in the corresponding Draw Notification.

5.3.2 If on September 29, 1999, the total Amount Drawn for all Draws made by the Borrower is less than the Maximum Amount, said Maximum Amount shall officially and irrevocably be reduced to the level of said total Amount Drawn on said date.

5.4   Non-use Commission

In the event that, for any reason whatsoever, the Loan does not result in any Draw, the Borrower shall pay the Lender a non-use commission for the bridge loan equal to FRF 1,000,000 (one million French francs) excluding taxes.

ARTICLE 6 - REPAYMENT

6.1   Repayments in fine

Subject to the stipulations of Articles 6.2, 11, 13.1 and 13.2, the Borrower must repay the Amount Drawn for each Draw on the corresponding Principal Payment Date in the currencies and proportions borrowed.

6.2   Early Repayment

The Borrower may, at any time, repay all or part of the Amount Draw early, without penalty, subject to compliance with the following conditions:


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(a)   The Borrower must irrevocably notify the Lender of its desire to make such a repayment no later than 5:00 p.m. on the fifth Business Day before the date on which said repayment is to be made and specify, in the case of partial repayment, to which Draw or Draws the amount repaid is attached; and

(b) the amount repaid early must be a whole multiple of EUR 100,000,000 (one hundred million Euros) or its Counter-value in USD;

It is specified that, in the event the date of said early repayment is not an Interest Payment Date, the Borrower must indemnify the Lender for the cost of Redeployment of the Funds. In any event, no amount repaid early may be taken in a new Draw.

ARTICLE 7 - INTEREST

7.1   Interest Rates and Interest Period

On each Interest Payment Date for each Draw, the Borrower shall pay the Lender the interest accrued on the Amount Drawn under said Draw during the corresponding Interest Period, calculated at the appropriate Interest Rate.

7.2   Annualized Percentage Rate

In order to comply with the provisions of Articles L 313-1 and following of the Consumer Code, the parties hereto recognize that, because of the special characteristics of the Loan, in particular the variable nature of the Interest Rate, the APR may not be calculated over the total term of the Loan on the date this Agreement is signed. However, the parties agree that the Lender shall indicate to the Borrower, by way of example, the APR on the date of this Agreement, on the basis of the elements known on this date, through a separate letter following the model given in Appendix 2.

ARTICLE 8 - PAYMENTS

8.1 All sums owed by the Borrower to the Lender under this Agreement shall be paid to the Lender no later than 11:00 a.m. (Paris time) on the Business Day concerned by transfer (payment day value) to the bank accounts opened in the name of the Lender under the following references:

"Euro" Account:
Bank Account No. 100649A      Key: 76
Bank: Caisse des depots et consignations
Bank code: 40031  Agency code: 00001



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"USD" Account:
Bank Account No. 2000 - 19352938 G  Bank: First Union New York
Swift Code: PNBPU33NNYC Favor: Bayerische Landesbank Paris (BYLAFRPP)

8.2 Any payment or repayment received from the Borrower by the Lender shall be charged as follows:

(a) first, to repayment of all costs, taxes, duties and contributions of any kind, stipulated to be paid by the Borrower under the terms of this Agreement;

(b)   second, against late penalties;

(c)   third, against interest arrears;

(d)   then, against Interest; and

(e)   finally, against the principal.

ARTICLE 9 - BORROWER'S COMMITMENTS

9.1   Communication

As of the date this Agreement is signed and until it expires, the Borrower undertakes to:

(a) provide the Lender, as soon as they are available and no later than 180 calendar days after the date this Agreement is signed, with the audited consolidated annual financial statements (balance sheet, income statement, notes and cash position, or the equivalent American financials concerning the Target) for fiscal year 1998 for (i) the Borrower and (ii) the Target;

(b) provide the Lender within five (5) Business Days after May 11, 1999, a certified true copy of the minutes of a Board of Directors Meeting of the Borrower showing a resolution of said Board expressly authorizing the issue of (i) Shares, (ii) financial instruments that give the right, through conversion, exchange, redemption, or presentation of a warrant, to the allocation of financial instruments representing a share in the capital of the Borrower; or (iii) other instruments classified as equity capital or quasi equity capital, in all cases in order to refinance the Acquisition;

(c) inform the Lender of any change or inaccuracy affecting one of the declarations stipulated in Article 10 hereinafter;

(d) immediately inform the Lender of the occurrence of any Case of Early Payability; and


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(e)   more generally, inform the Lender of any event (including any rescheduling or moratorium it receives from a creditor) that may have a significant unfavorable effect on the activity, legal structure, or financial position of the Borrower, and may affect its capacity to fulfill its obligations under the terms of this Agreement.

9.2   Other commitments

As of the date this Agreement is signed and until it expires, the Borrower undertakes to:

(a) pay regularly on the appropriate dates all sums due in principal, interest, commissions, costs and incidentals under this Agreement;

(b) comply with all legal, regulatory, and administrative provisions that apply to it, and all contractual provisions that bind it and the legal, administrative, arbitration or other decisions that involve it, non-compliance with which could affect its ability to fulfill its obligations under this Agreement;

(c) keep regular and accurate accounts in compliance with applicable general accounting plan to give an accurate picture of its holdings, financial position, and the earnings of its enterprise;

(d) declare any taxable earnings on the appropriate dates to the tax authorities concerned, and pay all duties and taxes on the appropriate dates (except if said payment is contested in good faith and sufficient reserves have been established in accordance with generally accepted accounting standards, and in the event said payment may be legally deferred);

(e) not grant or allow any lien, secured debt, collateral or fiduciary security (such as any assignment or pledge of professional claims pursuant to Law No. 81-01 of January 2, 1981, or any delivery in freehold of equities, securities, bills or sums of money as guarantee pursuant to
      Article 52, section 4 of Law No. 96-597 of July 2, 1996, or any other fiduciary security), or any charge or abnormal encumbrance in favor of a third party on all or part of its assets, notably its business or all other intangible assets, without the prior agreement of the Lender.

      However, the Borrower may establish or allow any securities, pledges, liens, restrictions, or encumbrances in the context of the current operation of its business for a total amount less than EUR 80,000,000 (eighty million Euros) without requiring the prior consent of the Lender.

      In addition, the commitments described in the two preceding paragraphs of
      (e) do not apply to:

(i) any secured debt existing on the date of this Agreement that has been granted on one of its assets recorded as a tangible asset to guarantee a debt made before the date of this Agreement;


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(ii)  any security existing on the date on which the Borrower takes actual control of the Target and granted by the Target on its assets;

(iii) any lien or security that meets all of the following conditions:

      (aa) results exclusively from the law and does not result from any agreement or convention whatsoever;

      (bb)  would not involve or require the intervention of the Borrower; and

      (cc) has not yet been the subject of forced execution or implementation on the assets encumbered by said security or guarantee;

(iv) any security, clause reserving ownership, or any right of retention on a tangible asset acquired or held by the Borrower, granted by the Borrower in order to guarantee the purchase price of said asset, or a debt incurred exclusively in order to finance its purchase (limited to the purchase price of said asset), provided that said security, clause reserving ownership or said right of retention concerns said tangible asset acquired by the Borrower or the claims resulting (aa) from the loss of said asset, or (bb) from damages caused to said asset, notably, insurance indemnities or, finally, the rental or charter fees payable by a tenant or charterer for said asset or the income from said asset;

(v) in the event that an entity becomes a subsidiary of the Vivendi Group after the Acquisition, any security existing on the date said entity enters the Group on any of its assets, excluding any security granted in order to make said entity a subsidiary;

(f) not enter into any agreement for merger, split, partial contribution of assets, or absorption except, however, to the extent that (1) the surviving company would assume all the obligations of the Borrower under this Agreement; and (ii) the Lender has first given its consent, which may not be refused without a legitimate reasons; it is specified that the Lender authorizes in advance all restructuring or reorganization measures among the companies of the Vivendi Group that will not interfere with rights of the Lender under this Agreement;

(g) ensure that its obligations under all its other debts, present and future, do not benefit (aa) from a payment priority or (bb) preferred claims of any kind from which its obligations under this Agreement would not benefit, without prejudice, however, to obligations that benefit from a higher rank according to law;

(h) directly or indirectly retain an interest in the capital and voting rights of NewCo that is at least equal to 100% of the capital of this company, and act so that NewCo directly retains an interest in the capital and voting rights of the Target that is at least equal to the number of Shares of the Target held by NewCo cited in the affidavit described in Article 16.2(c); and


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(i)   not grant or allow, and ensure that NewCo does not grant or allow, a pledge or security of any kind (including any delivery in freehold as guarantee pursuant to Article 52, section 4 of Law No. 96-597 of July 2, 1996, or loan against pledged securities, or loan of securities or any other security trust under French law or foreign laws), or encumbrance, option or abnormal restriction, under French or foreign laws, in favor of a third party on all or part of the Shares of the Target.

ARTICLE 10 - DECLARATIONS AND GUARANTEES OF THE BORROWER

10.1 On the date this Agreement is signed, the Borrower declares and guarantees the Lender:

(a) that it is a legal entity duly registered in the register of commerce and companies in the proper jurisdiction;

(b) that this Agreement has been properly signed by a representative legally authorized by law to represent the Borrower, or by an agent of the Borrower, duly authorized pursuant to a delegation of power granted by a body legally authorized by law to represent it or, by an agent who has himself received powers from a body legally authorized to represent the Borrower for this purpose plus the ability to sub-delegate said power to the signatory of this Agreement; that it constitutes a valid commitment of the Borrower and binds the Borrower under its terms;

(c) that neither the signing of this Agreement nor the fulfillment of the obligations arising herefrom is contrary to any provision of its bylaws, its corporate purpose, legislative or regulatory provisions applicable to the Borrower, provisions of a contract or commitment to which the Borrower is a party or an administrative, arbitration, or legal decision resulting from court or administrative orders that bind the Borrower;

(d) that it complies, in the context of its activities, with all legal and regulatory provisions in force and all its contractual obligations;

(e) that no request has been presented, nor any resolution proposed or adopted by a Meeting of Shareholders to cause the institution (i) of a notification procedure or amicable settlement under the provisions of Law No. 84-148 of March 1, 1984; or (ii) a collective procedure subject to the provisions of Law No. 85-98 of January 25, 1985 (or any other equivalent procedure concerning the Borrower), or in order to organize its amicable liquidation or dissolution; no conciliator, court-ordered administrator, ad hoc administrator, court-appointed agent for the liquidation of enterprises, or ad hoc agent has been named, and the Borrower has not been publicly recognized as unable to settle its debts or as being in state of cessation of payments;

(f) that no court, administrative or arbitration proceedings have, to its knowledge, been or may be brought against it that could:

      (aa) prevent the Borrower from entering into or executing this Agreement or any document arising herefrom; or

      (bb)  prevent the Vivendi Group from making the Acquisition; or

      (cc) affect the ability of the Borrower to comply with its obligations under the terms of this Agreement;

(g) that it is not subject to any implementing measure under the provisions of the Law of July 9, 1991, and the decree of July 31, 1992, notably a garnishment or a notice to third party holder or any other measure resulting from the protest of a bill or a certificate of non-payment for collection of unpaid sums for a total amount greater than EUR 40,000,000 (forty million Euros);

(h) that no lien from the Treasury or general property lien from Social Security has been filed with the clerk of court of the Tribunal of Commerce with jurisdiction over the Borrower's headquarters to this date;

(i) that there are no facts or events that could constitute a Case of Early Payability;

(j) that all taxes, duties, or contributions to notified social agencies or to be declared by the Borrower were effectively paid on the appropriate date (except if this payment is contested in good faith); any taxable earnings by the Borrower were declared on the appropriate date to the authorities concerned, and there has been no notification of assessment, automatic taxation procedure, or demand for payment under any action for collection, or any other disputes for the collection of taxes, duties or other contributions that would affect the ability of the Borrower to fulfill its obligations under this Agreement;

(k) that the annual and intermediate accounts (quarterly or six-month) of the Borrower are correct and accurate and give a true picture of its holdings, financial position, and earnings on the respective closing dates for the years and periods that they represent; and

(l) that the Acquisition will be completed in strict compliance with the laws applicable to companies and securities issued by companies in the United States of America.

10.2 At any time and, in particular, on each Draw Date, the Borrower declares and guarantees the Lender that the Amount Drawn does not exceed the amount necessary to finance the payment by NewCo of the price for the Shares of the Target purchased under the tender offer that has not already been financed by any means whatsoever.

10.3 Each of the declarations and guarantees set forth in this Article 10 shall be expressly reiterated on each Draw Date.

ARTICLE 11 - EARLY PAYABILITY

11.1 If applicable, after the expiration of the periods cited hereinafter, the total of the sums in principal, interest, commission, costs and incidental expenses of any kind payable to the Lender under this Agreement will become legally payable on simple written notification from the Lender sent to the Borrower without requiring prior official notification, in the event that any of the following Cases of Early Payability occur:

(a) total or partial non-payment at the end of three Business Days after a Payment Date or its due date of any amount in principal, interest, commission, costs or incidental expenses due under this Agreement;

(b) significant inaccuracy in any of the declarations made by the Borrower under this Agreement; such inaccuracy will result in early payability of the Loan only if it is not corrected within 30 calendar days from the date it occurs, and it is specified that if it is manifestly impossible to correct it, said inaccuracy will result in the immediate payability of the Loan;

(c) concealment by the Borrower of relevant information and, more generally, if the Borrower commits any fraudulent or injurious operation at the Lender's expense;

(d) any event that could have a significant unfavorable effect on the activity, the legal structure, or the financial position of the Borrower that would affect its capacity to fulfill its obligations under this Agreement;

(e) default of the Borrower under any obligation to pay a sum of money to a third party for a total amount greater than EUR 40,000,000 (forty million Euros);

(f) institution of a notification or amicable settlement procedure under Chapters III and IV of Law No. 84-148 of March 1, 1984, or of a collective procedure under Law No.
      85-98 of January 25, 1985;

(g) exercise by any creditor of any enforcement method under the provisions of the Law of July 9, 1991, and the decree of July 31, 1992, notably a garnishment or a notice to third party holder, as well as in the event of protest of a bill or certificate of non-payment concerning the collection of unpaid sums for a total amount greater than EUR 40,000,000 (forty million Euros) and for which no cancellation of garnishment has been obtained within five Business Days unless, within the same period, the Borrower is in a position to demonstrate, to the reasonable satisfaction of the Lender, that these measures are contested in good faith by the Borrower through the appropriate means;

(h) the filing of a Treasury lien or general property lien from the Social Security with the clerk of court in the Tribunal of Commerce with jurisdiction over the headquarters of the Borrower;

(i) NewCo directly holds a number of Shares of the Target that is less than the number of Shares of the Target cited in the affidavit described in
      Article 16.2(c);

(j)   non-compliance by the Borrower with the commitment stipulated in Article
      9.1 (b);

(k) more generally, significant failure of the Borrower to comply with any of the commitments stipulated in Article 9 of this Agreement.

11.2 Sums that have become due under this Article shall bear interest until they are paid in full at the Late Penalty Rate, and the Borrower must indemnify the Lender for the cost of Redeployment of the Funds.

ARTICLE 12 - LATE PENALTIES, REPAYMENT OF COSTS, COMPOUND INTEREST

12.1  Late penalty

Any Arrears shall legally result, without prior official notification, in the additional payment by the Borrower of a late penalty calculated at the Late Interest Rate.

The collection of late penalties by the Lender shall, under no circumstances, imply that it has granted payment periods or waived any of its rights.

12.2  Repayment of costs

In addition to the late penalties described hereinabove, the Borrower must immediately repay the Lender in full for any expenses that the Lender must incur to collect said Arrears.

12.3  Compound interest

All interest due for a full year will be capitalized in accordance with Article 1154 of the Civil Code.

ARTICLE 13 - NEW CIRCUMSTANCES

13.1  Increase of costs

If, for any reason whatsoever, notably because of the adoption of a new legislative, regulatory or other provisions (circular, directive, instruction, etc.) or a change in the interpretation of any standard of any kind ( legal, regulatory, professional or other), the net remuneration of the Lender (with the exception of a simple change in gross rate of the tax on total net earnings of the Lender) under this Agreement decreases or the cost of its commitment increases, because of the following:

(a) a tax, duty or withholding of any kind specifically levied on any sum owed by the Borrower under this Agreement; or

(b) an obligation to establish reserves, deposits, limits on outstanding amounts in relation to its assets or the deposits it holds, or a change in the prudential ratios that must be met by credit institutions; or

(c) an obligation of quantitative limits notably for the tightening of credit, or the mandatory reserves that affect the amount of loans outstanding that the Lender may grant;

the Lender shall so notify the Borrower, and both parties shall work together in good faith in order to arrive at a satisfactory solution for both parties. If, at the end of a period of 30 calendar days after the date of said notification, such a solution has not been found, the Borrower must assume the additional cost described in this Article so that the Lender collects an amount net said additional cost. However, in the event that, due to the applicable legislation, the Borrower cannot assume said cost, it will be required to make immediate early repayment of the Loan plus (i) all the costs related to the events described hereinabove that have been paid by the Lender since the notification cited above; and (ii) the cost of Redeployment of the Funds.

13.2  Illegality

In the event that there is either a change in the legislation or regulations (or their interpretation) or a decision from any competent authority that would have the effect of making the loan, this Agreement, or the fulfillment by the Lender of its obligations under this Agreement illegal, the Lender shall so notify the Borrower and the parties shall make every effort to find a satisfactory replacement solution for both parties. If, at the end of a period of 30 calendar days after the date of said notification, such a solution has not been found, the Borrower must make early repayment of the Loan plus the cost of Redeployment of the Funds.

13.3  Disturbance in the market

In the event of a change that affects the composition or the definition of one (or more) indices, and in the event that said Index or Indices disappears and a rate or rates of the same kind or equivalent are substituted, as well as in the event of a change that affects the organizations that publish said rate or rates or the methods for calculating or publishing the rates, the rate or rates resulting from this change or this substitution will be legally applied to this Agreement.

It is also specified that, as long as the substitution rate or rates described above have not been determined, the interest will be calculated provisionally by the Lender on the basis of the last known index or indices; the breakdown of the sums definitively owed as interest will be established after the determination of said substitution rate or rates.

ARTICLE 14 - TRANSFER

14.1 The Borrower may not transfer or assign in any way all or part of its rights or obligations under the Loan Agreement without obtaining the prior agreement of the Lender.

14.2 The Lender may freely assign, transfer, or give as guarantee to all third parties, including any mutual debt fund constituted pursuant to Law No. 88-1201 of December 23, 1988, in whole or in part, its rights and/or obligations under the Loan Agreement, and sign all related participation or syndication agreements, provided, however, that such a transfer:

(a) does not result in additional costs for the Loan to be paid by the Borrower; and

(b) involves a minimum Loan amount of USD 50,000,000 (fifty million USD) or its Counter-value in Euros.

ARTICLE 15 - DIVISIBILITY

In the event that any of the provisions of this Agreement are recognized to be null or unenforceable under the applicable law, the validity, legality, and enforceability of the other provisions of this Agreement shall not be affected by this fact.

ARTICLE 16 - PRIOR CONDITIONS

16.1 Prior to the date of signature of this Agreement, the Lender must have received all the documents listed hereinafter in the correct form and with the correct information:

(a) A certified true copy of the updated bylaws of the Borrower, a K-Bis Excerpt, and a certificate of non-bankruptcy of the Borrower, dated less than 15 calendar days earlier;

(b)   the copy of the Acquisition documents available at that time; and

(c) a written declaration from the Borrower attesting to the absence of any event that constitutes a Case of Early Payability on the signing date;

(d) a legal opinion from the Borrower's legal counsel concerning its capacity, the validity and enforceability of the obligations it has subscribed under this Agreement against third parties and against the Borrower; and

(e) a certified true copy of the delegation of authority to the signatory of the Borrower, dated [_______].

16.2 The Borrower may not, under any circumstances, make a Draw if one of the following conditions has not been met:

(a) at the end of the tender offer initiated by NewCo on the Shares of the Target, which are traded on the primary market of the New York Stock Exchange, NewCo validly holds directly and in freehold all the Shares of the Target that have been presented to it at the end of said tender offer, free of any security, option, pledge or other similar and equivalent restriction, and the documents relating to said tender offer and the transactions described therein have not been substantially modified or amended or canceled since they were signed;

 (b) the tender offer or the acquisition of the Shares of the Target by the Vivendi Group do not violate any French, European, or American anti-trust regulations (notably, the Hart-Scot-Rodino Act) and the competent control authorities do not challenge said tender offer or the acquisition of the Target by the Vivendi Group;

(c) within 10 Business Days after the close of the tender offer for the Shares of the Target, the Borrower has provided the Lender with an affidavit from Lazard Freres, indicating the number of Shares of the Target held by NewCo; or

(d) the Borrower has provided the Lender with the Acquisition Documents available at that time that have not already been transmitted pursuant to this Agreement and, in any event, a certified copy of the document titled "Offer to purchase," which must not contain any incorrect or inaccurate information concerning the description of (i) the Lender, (ii) the involvement of the Lender in the operation; or (iii) the conditions of the Loan that might interfere with the Lender's interests.

ARTICLE 17 - EXERCISE OF RIGHTS

The fact that the Lender does not exercise or delays in exercising any of the rights it holds under this Agreement or the law does not constitute, nor may it be construed as, a waiver of said rights.

The rights stipulated in this Agreement are not exclusive of all other rights stipulated by law with which they may be combined.

ARTICLE 18 - TAXES, DUTIES AND COSTS

All duties, taxes, levies, present or future, of any kind and, generally, all costs, including attorney's fees and costs related to this Agreement or resulting therefrom or the reasonable result of this Agreement are the responsibility of the Borrower and are therefore paid by the Borrower or repaid to the Lender in the case of an advance by the Lender, and definitively paid by the Borrower.

ARTICLE 19 - NOTIFICATIONS

Any notification, request or communication that may or must be made pursuant to this Agreement must be made by letter sent by mail or hand delivered, by telex or fax, to the address of the party indicated hereinafter, or to any other address communicated subsequently:

The Borrower:

VIVENDI S.A.
42, avenue de Friedland
75008 Paris
France

Fax: 01 71 71 10 47
Telephone: 01 71 71 11 04
Attention: Hubert Dupon Lhotelain

The Lender:

Bayerische Landesbank Girozentrale
203, rue du Faubourg Saint-Honore
75008 Paris
France

Fax: 01 44 21 14 94
Telephone: 01 44 21 14 13
Attention: Sharon Jones Gaden

Copy to Emmanuel Ballande
Fax: 01 44 21 14 95
Telephone: 01 44 21 14 47

ARTICLE 20 - APPLICABLE LAW, JURISDICTION

20.1  This Agreement is governed by French law.

20.2 The Tribunal of Commerce of Paris shall have sole jurisdiction for any dispute under this agreement and all results and consequences thereof.

Made in two originals in Paris
March 29, 1999



/s/ Jean-Louis Gleizes                    /s/ Jean-Michel Pezard
-------------------------                 -----------------------------
BAYERISCHE LANDESBANK                     BAYERISCHE LANDESBANK
GIROZENTRALE                              GIROZENTRALE

Name: Jean-Louis Gleizes                  Name: Jean-Michel Pezard
Title: Managing Director                  Title: Assistant Managing Director




                  -----------------------------
                        VIVENDI S.A.

                  Name:
                  Title:

                                   APPENDIX 1
                             MODEL DRAW NOTIFICATION

                             [Borrower's letterhead]

                                                  Paris, [date]

Bayerische Landesbank Girozentrale
203, rue du Faubourg Saint-Honore
75008 Paris
France

Attention: Sharon Jones Gaden

Dear Sir:

LOAN AGREEMENT FOR FRF 13,200,000,000 DATED March 29, 1999

In accordance with the provisions of the Agreement cited hereinabove, notably
Article 5.2, we are requesting a Draw with the following characteristics:

Amount Drawn:                 USD/EUR

Date of Draw:

Initial Interest Period (1, 2 or 3 months)                        months

In accordance with the provisions of Article 5.3 of the Agreement, the funds for the Draw must be made available by transfer no later than 11:00 a.m. (Paris time) on the Draw Date cited above to the bank account with the following references:

Bank Account No.:             Key:
Account Holder:
Bank code:                    Agency code:

We hereby expressly reiterate the declarations and guarantees cited in Article 10 of the Agreement, and confirm to you that none of the Cases of Early Payability described in Article 11 of the Agreement exist or have occurred as of this date.

We confirm to you that each of the conditions described in Article 16.2 of the Agreement has been duly met.

The terms that are capitalized have the meaning assigned to them in the Loan Agreement.


                        -----------------
                        THE BORROWER
                        Name:
                        Title:

                                   APPENDIX 2
                          MODEL APR NOTIFICATION LETTER

                              [Lender's letterhead]

                                                  Paris, March 24

VIVENDI S.A.
42, avenue de Friedland
75008 Paris
France

Attention:

Dear Sir:

LOAN AGREEMENT FOR FRF 13,200,000,000 DATED March 29, 1999

Pursuant to Article 7.2 of the Agreement cited above, we are indicating:

(a) first example: the APR is equal to [     ]%, given the following information
and assumptions:

(i) the one-month Euribor is equal to [ ]% and is assumed constant for the entire term of the Agreement:
(ii) the one-month Libor is equal to [ ]% and is assumed constant for the entire term of the Agreement:
(iii) the Amount Drawn is equal to USD/EUR [        ]; and

(a) second example: the APR is equal to [     ]%, given the following informa-
tion and assumptions:

(i) the one-month Euribor is equal to [ ]% and is assumed constant for the entire term of the Agreement:
(ii) the one-month Libor is equal to [ ]% and is assumed constant for the entire term of the Agreement:
(iii) the Amount Drawn is equal to USD/EUR [      ];

We remind you that the interest rates and the APR examples cited above are purely indications and in no way bind the parties to the Loan Agreement for the future.

The terms that are capitalized have the meaning assigned to them in the Loan Agreement.

We remain,
Very truly yours,


---------------------
Bayerische Landesbank
Girozentrale
Name:
Title:

                                   APPENDIX 3
                    MODEL NOTICE OF CHANGE IN INTEREST PERIOD

                             [Borrower's letterhead]

                                                  Paris, [date]

Bayerische Landesbank Girozentrale
203, rue du Faubourg Saint-Honore
75008 Paris
France

Attention: Sharon Jones Gaden

Dear Sir:

LOAN AGREEMENT FOR FRF 13,200,000,000 DATED March 29, 1999

In accordance with the provisions of the Agreement cited above, we are informing you of our choice of the following Interest Period:

Interest Period (1, 2 or 3 months)              months

applicable to the Interest Period beginning on [ ], 1999 for the Draw made on [ ], 1999, in the amount of [ ] and to the other following Interest Periods, unless we make a change that would be communicated to you in accordance with the definition of the "Interest Period."

The terms that are capitalized have the meaning assigned to them in the Loan Agreement.


--------------------
THE BORROWER
Name:
Title: